Exhibit 99.1

Company Contact:

Investor Contact:

Maureen Hart

Stephen Bassett

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Tel: +1 (978) 787 4266

Tel: +1 (978) 787 4000

Fax: +1 (978) 787 4275

Fax: +1 (978) 787 9133

maureen.hart@axcelis.com

investor.relations@axcelis.com

AXCELIS TECHNOLOGIES COMPLETES SALE OF ITS INTEREST IN JOINT VENTURE SEN CORPORATION TO SUMITOMO HEAVY INDUSTRIES

Company Fulfills Obligations on Convertible Senior Subordinated Notes

BEVERLY, Mass.—March 30, 2009—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced it has completed the sale of its 50% interest in SEN Corporation, an SHI and Axcelis Company (SEN) to Sumitomo Heavy Industries, Ltd. (SHI). The Company received net proceeds from the sale of approximately $122.3 million after advisor fees and other expenses and will recognize a gain on the sale of approximately $1.2 million in the first quarter of 2009.

Axcelis has applied $86.4 million of the sale proceeds to meet its obligations on its 4.25% Convertible Senior Subordinated Notes, which were due in January. As a result of the payment, the trustee for the notes will withdraw litigation filed in connection with Axcelis’ default on the notes.

The sale was completed pursuant to a Share Purchase Agreement that Axcelis and SHI entered into on February 26, 2009. SEN was licensed by Axcelis to manufacture and sell certain implant products in Japan. Prior to the completion of the sale, it was owned 50/50 by Axcelis and SHI.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.